Exhibit 4.32

TECHNICAL ASSISTANCE AGREEMENT

This Technical Assistance Agreement (the “Agreement”) is made on 9 April 2012 by and between:

1.
NOVELTECH ENTERPRISES LIMITED, a company duly established and governed by the laws of Hong Kong, having its registered office at Level 28, Three Pacific Place, 1 Queen’s Road East, Hong Kong  (hereinafter referred to as "Noveltech"); and

2.
PT. INNOFORM, a limited liability company duly established and existing under the laws of the Republic of Indonesia, having its domicile at Central Jakarta, Indonesia (hereinafter referred to as the “Company”);

(Noveltech and the Borrower shall jointly be referred to as the “Parties”, and individually be referred to as the “Party”).

BACKGROUND

A.	Whereas, Noveltech and its Associated Companies engage in the field of movie distribution service, which owns the knowledge of management and experience in the field of movie distribution service;

B.	Whereas, the Company is a newly established company engages in the field of movie distribution service;

C.	Whereas, on or about the signing of this Agreement, Noveltech and the Company have entered into the Working Capital Loan Agreement, as inseparable and integral part of this Agreement.

D.
Whereas, the Company intend to appoint and use the technical assistance which provides by Noveltech and/or its Associated Companies to conduct the operational activities of the Company and Noveltech agree to provide the technical assistance subject to the terms and conditions as stipulated in this Agreement.

NOW THEREFORE, in the consideration of the foregoing premises, the Parties hereto have declared that they agree as follows:

Pasal 1
DEFINITIONS

Except where the context in which the terms are used otherwise requires, the following terms as herein used shall have the following meanings:

a.
“Associated Companies” means with respect to companies, their parent companies or subsidiary companies and any subsidiary companies of such parent companies which directly or indirectly controlling such companies, directly or indirectly controlled by such companies, or under direct or indirect common control with such companies. A company shall be deemed to control another company if such company possesses, directly or indirectly, the power (i) to vote fifty percent (50%) or more of the securities having ordinary voting power for the election of directors of such other company or (ii) to direct or cause the direction of the management and policies of such other company, whether through the ownership of voting securities, by contract or otherwise.

b.	“Business Day” shall mean other than Saturday, Sunday and official national holiday in Indonesia, when the banks are open for service and conduct the activity of inter-bank clereance and/or payment.

c.	“Related Agreements” means jointly the Working Capital Loan Agreement, dated on or about the signing of this Agreement and to be executed by and between the Company and Noveltech.

d.
“Technical Assistance” shall mean the technical assistance for the operational activities of the Company provided by Noveltech and/or its Associated Companies in the field of movie distribution service under this Agreement.

e.	“Technical Assistance Fee” shall mean montly fee for the Technical Assistance as stipulated in Article 5 below.

f.	“Term” shall mean a period as of the signing date of this Agreement until its expiry date as agreed by the Parties as referred to in Article 7 of this Agreement.

Article 2
  APPOINTMENT AND SCOPE OF TECHNICAL ASSISTANCE

2.1
Effective as of the signing of this Agreement, the Company hereby appoints Noveltech and its Associated Companies to provide professional and technical services to support operational activities of the Company.

2.2.	The Parties agree that Noveltech and/or its Associated Companies may assign its suitables employee(s) from time to time to provide the Technical Assistance in the Company.

Pasal 3
  OBLIGATIONS OF NOVELTECH

As of the date of this Agreement and for the entire term of this Agreement, Noveltech shall conduct the assistances which included within the scope of Technical Assistance. Noveltech shall provide the Company with advices, directions, recommendations, and supervisions which related with the Technical Assistance.

Article 4
  OBLIGATIONS OF THE COMPANY

4.1	The Company shall pay the Technical Assistance Fee to Noveltech and/or its Associated Companies in accordance with Article 5 of this Agreement.

4.2	The Company shall indemnify Noveltech and its Associated Companies including their shareholders, directors, officials, employees, and representative from:

(a)	any liabilities, losses, claims, demands, indemnity, costs and expenses (including but not limited to legal consultant’s fee, taxes and other governmental levies);

(b)	in any form and description;

(c)	imposed to Noveltech and its Associated Companies, as a result of or liability suffered by Noveltech or its Associated Companies; and

(d)	caused by, arise due to or in relation with:

(i)	the Company’s default on the provision of this Agreement;

(ii)	any costs, expenses, debts, liabilities and responsibilities (based on contract or implementation of law or otherwise) which related with the Technical Assistance.

Article 5
TECHNICAL ASSISTANCE FEE AND METHOD OF PAYMENT

5.1
The Company shall pay to Noveltech and its Associated Companies a Technical Assistance Fee based on a formula and in the amount to be determined from time to time by Noveltech during the Term of this Agreement.

5.2
The Technical Assistance Fee shall be paid by the Company to Noveltech and/or its Associated Companies, clear and free of any taxes, costs and other charges, into the bank account to be designated in writing by Noveltech and/or its Associated Companies.

5.3	The Company shall deliver to Noveltech and/or its Associated Companies the payment receipt accorcingly.

5.4
Any delay to the payment of Technical Assistance Fee on the agreed time, shall be imposed with interest in the amount of 2% (two percent) per calendar day, which calculated for each day of payment delay.

5.5	The Company shall pay on time, all taxes whether directly or indirectly and charges related with Technical Assistance which imposed during the Term of this Agreement.

Article 6
  CONFIDENTIALITY

6.1
The Parties agree and undertake that each of and any information received by any Party under this Agreement shall be handled as a confidentiality and such information shall not be disclosed, whether in part or full to any third party unless to comply with the provision of laws or court order applied to the Parties, or otherwise the efforts to disclosed of part or full without the approval of the other Party, provided that this Article is not applicable for the information which has become a public information without default from any other Party.

6.2
Each of the Party agree to conduct the necessary actions, and to conduct all the necessary precautions, in order to prevent all companies which related with each of the Party or its employee or other parties to obtain or abusing, perform or disclose such informations.

6.3
It has been agreed by the Parties that such information is belong to the providing Party at the termination or expiry date of this Agreement for any cause, as for the receiving Party shall stopu using such information and shall return such information to the providing Party with all the documents and copies related to it.

6.4	The obligation as set forth in this Article 6 shall bind the Parties during the Term of this Agreement until after this Agreement is terminated (by any cause).

Article 7
TERM

This Agreement shall be effective the day and year first indicated above, and shall have an initial term of one year commencing on such date, and shall be automatically renewed from year to year (the “Term of this Agreement”), unless earlier terminated as provided in Article 10.

Article 8
  FORCE MAJEURE

8.1
The Parties shall not be liable or shall be deemed as default on the implementation of its obligations under this Agreement if it caused by events that beyond the control of, and in the absence of mistake or negligence of the concerning Party, such events shall including but not limited to Act of God, government orders of restriction, war (declared or undeclared), warlike conditions, hostilities, sanctions, mobilization, blockage, embargo, detention, revolution, riot, looting, strike, lockout, accident, fire, flood, explosion, sabotage or any causes or circumstances beyond control of the concerning Party (shall be referred to as “Force Majeure”).

8.2	The Party who affected by the Force Majeure, during the Force Majeure, shall be release from its obligation under this Agreement during the period of Force Majeure, provided that:

(a)
The Party claiming Force Majeure shall promptly inform the other Party by way of written notice within 14 (fourteen) calendar days as of the occurrence of a Force Majeure event and shall use all reasonable efforts to terminante the Force Majeure.

(b)
In the event of Force Majeure the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable efforts to minimize the consequences of such Force Majeure.

Article 9
  NO ASSIGNMENT

This Agreement or rights and obligations herein shall not be transferred or in any way assigned by any Party without the written approval from the other Party and all the assignment actions conducted without such written approval shall be deemed void.

Article 10
TERMINATION

10.1	By taking into consideration of the other Articles in this Agreement, if:

(a)
Noveltech is in default on its obligations or violates the provisions of this Agreement and the Related Agreements, and such default or violation is not be remedied within 30 (thirty) calendar days after the written notice to request a remedy action of such default or violation is delivered by the Company; or

(b)	Noveltech is under the liquidation process whether voluntary or involuntary, and dissolved;

then in the event of the abovementioned, the Company have the rights to immediately terminate this Agreement by giving a written notice to Noveltech, which termination shall be deemed effective as of the acceptance of such written notice without any legal actions to be conducted by the Company against Noveltech.

10.2	By taking into consideration of the other Articles in this Agreement, if:

(a)
the Company is in default on its obligations or violates the provisions of this Agreement and the Related Agreements, and such default or violation is not be remedied within 30 (thirty) calendar days after the written notice to request a remedy action of such default or violation is delivered by Noveltech; or

(b)	any of the Related Agreements is terminated; or

(b)	the Company is under the liquidation process whether voluntary or involuntary, and dissolved;

then in the event of the abovementioned, Noveltech have the rights to immediately terminate this Agreement by giving a written notice to the Company, which termination shall be deemed effective as of the acceptance of such written notice without any legal actions to be conducted by Noveltech against the Company.

10.3	In relation to the Artcile 10.1 and Article 10.2 above, either Party may terminate this Agreement by giving the written notice to other Party within 15 (fifteen) calendar days.

10.4	The Parties hereby waive Article 1266 and Article 1267 of the Indonesian Civil Code to the extent that judicial approval is required for the termination of this Agreement.

Article 11
REPRESENTATIONS AND WARRANTIES

Each of the Party hereby represents and warrants to the other Party that such Party is:

11.1	a legal entity duly established under the laws and regulations of its country;

11.2	having the full capacity as legal subject to execute and perform all the provisions and requirements under this Agreement;

11.3
the execution and the implementation of this Agreement are in accordance with its provisions and requirements shall not violate or contradict with the Articles of Association or other corporate documents of the Party;

11.4
not acting as a party under any agreement or not involved in any dispute, investigation, claim or lawsuit from any parties, which may result the invalidity or unenforceable or cause the Parties unable to conduct its obligations under this Agreement; and

11.5	the person who sign this Agreement has the full right, power, and authority to enter into this Agreement.

Article 12
 GOVERNING LAW
This Agreement shall be construed and governed in accordance with the laws of the Republic of Indonesia.

Article 13
 SETTLEMENT OF DISPUTES

13.1	If any dispute arises between the Parties in connection with the interpretation amd implementation of this Agreement, the Parties hereto shall endeavor to settle amicably such dispute.

13.2
In case the amicable settelement should fail to resolve the dispute, them the Parties agree that the decision on the sipute shall be made through arbitration in Singapore in accordance with the Arbitration Rules of the International Chamber of Commerce (“ICC Rules”) currently in force (which rules are deemed to be incorporated by reference in this Article 13.2. The arbitration panel shall consist of one or more arbitartors appointed in accordance with the ICC Rules. The Parties hereto further expressly agree that the ICC arbitration panel shall be bound by strict rules if law in making their decision.

13.3	The arbitration shall take place in Singapore and the proceedings of arbitration shall be conducted in the English language.

13.4
Neither Party shall be entitled to commence or maintain any action in a court of law upon any dispute until such dispute shall have been submitted and determined as hereinbefore, except only for the enforcement of the arbitration award.

Article 14
NOTICE

14.1	Any notice given under this Agreement:

(a)	must be in writing addressed to the intended recipient at the address shown below or the address last notified by the intended recipient to the sender:

(i)	to Noveltech:	Level 28, Three Pacific Place 1 Queen’s Road East Hong Kong

Attention : Director

(ii)	to the Company:	MNC Tower Jalan Kebon Sirih Nomor 17 – 19 Jakarta Pusat Indonesia

Attention : Director

(b)	must be signed by a person duly authorised by the sender; and

(c)	will be taken to have been given:

(i)	(in the case of delivery in person) when delivered, received or left at the above address;

(ii)	(in the case of facsimile transmission) when recorded on the transmission result report unless:

A.	within 24 (twenty four) hours of that time the recipient informs the sender that the transmission was received in an incomplete or garbled form; or

B.	the transmission result report indicates a faulty or incomplete transmission; and

(iii)	(in the case of post (airmail)) on the seventh day after the date on which the notice is accepted for posting (airmail) by the relevant postal authority.

If delivery or receipt occurs on a day when commercial premises are not generally open for business in the place of receipt, or is later than 4 pm (local time) on any day, it will be taken to have been duly given at the commencement of business on the next day when commercial premises are generally open for business in the place of receipt.

Article 15
   RELATIONSHIP OF THE PARTIES

15.1
Nothing in this Agreement shall be construed as constituting either Party as being the employee, legal representative or agent of the other Party, nor in any way as being responsible or liable for any financial obligations or requirements of the other Party.

15.2
The Parties agree that by taking into consideration of all provisions of this Agreement, Noveltech and/or its Associated Companies shall have the full control and authorization to conduct the Technical Assistance.

15.3
Noveltech shall and shall cause its Associated Companies to give its best endeavor to the Company for the implementation of its obligations professionally and Noveltech shall and shall cause its Associated Companies to perform its obligations under this Agreement.

Article 16
LANGUAGE

In compliance with the Law of the Republic of Indonesia No. 24 of 2009 regarding National Flag, Language, Coat of Arms, and Anthem, this Agreement shall be executed in both Bahasa Indonesia and the English languages in the following order, i.e. the Parties will firstly sign the English version of this Agreement and undertakes to also enter into the Indonesian version of this Agreement immediately following to the execution of the English version of this Agreement. If for any reason whatsoever the Indonesian version of this Agreement cannot be executed and signed by the Parties, this Agreement shall remain valid, binding and enforceable against the Parties. Notwithstanding, in the event of any inconsistency between the Bahasa Indonesia and the English language texts (or, if this Agreement is further translated into any other language, such other language text) or should there be any dispute on the meaning or interpretation of certain provisions, the Parties hereby agree that the English language text shall prevail.

Article 17
MISCELLANEOUS

17.1
The invalidity, illegality or unenforceability of each of the provision in this Agreement shall not affect the validity, legality, and enforceability of the remaining provisions referred to in this Agreement.

17.2
If in the future there is a provision or requirement which has been agreed and set forth in this Agreement is incomplete, inappropriate or need to be added/amended/perfected, then it will be priorly discussed between the Parties and after reach an agreement, then such agreement shall be set forth in an addendum or an amendment which shall constitute an integral part of this Agreement.

17.3
The Parties hereby expressly stated that this Agreement and all transaction herein are a mutually beneficial cooperation for the Parties and this Agreement is executed by the Parties based on mutual interest and without any coercion from any third party.

17.4	This Agreement is made in 2 (two) counterparts each of which will be deemed an original and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have herein below set their signatures on the abovementioned date.

NOVELTECH ENTERPRISES LIMITED

[signature]	[signature]
By: Ms. Tan, Peck Joo	By: Mrs. Dewi Tembaga
Its: Director	Its: Director

PT. INNOFORM

[signature]
By: Mr. David Fernando Audy
Its: Director